UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2010

Commission file number 1-8198

HSBC FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-1052062
(State of incorporation)	(IRS Employer Identification Number)

26525 N. Riverwoods Boulevard Mettawa, Illinois	60045
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (224) 544-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As reported in the Quarterly Report on Form 10-Q for the period ended June 30, 2010, HSBC Finance Corporation (“HSBC Finance”) agreed in principle in July 2010 to sell the remainder of its auto finance receivables portfolio.  On August 27, 2010, HSBC Finance completed the sale to Santander Consumer USA Inc. (“Santander”). The transaction consisted of the sale of auto finance receivables with an outstanding principal balance of approximately $2.6 billion and other related assets for approximately $2.56 billion, including the transfer of approximately $432 million of indebtedness secured by auto finance receivables, resulting in net cash proceeds to HSBC Finance of approximately $2.1 billion. HSBC Finance will recognize a pre-tax loss of approximately $50 million in the third quarter of 2010 relating to this transaction.

In connection with the sale, HSBC Finance transferred and assigned to Santander, and Santander assumed and agreed to perform, the obligations of HSBC Finance as “Servicer” under the Sale and Servicing Agreements in effect with respect to HSBC Finance’s outstanding securitization transactions, known as HSBC Automotive Trust (USA) 2006-1, HSBC Automotive Trust (USA) 2006-2, HSBC Automotive Trust (USA) 2006-3, HSBC Automotive Trust (USA) 2007-1 (collectively, the “Securitization Trusts”).

Holders of the notes issued by the Securitization Trusts are directed to santanderconsumer.com/investors/hsbc-hat.aspx for more information regarding Santander and its servicing portfolio and practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC FINANCE CORPORATION
(Registrant)

By:	/s/ Mick Forde
Senior Vice President, General Counsel - Treasury and Assistant Secretary

Dated:  September 2, 2010